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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS        THREE MONTHS
                                                               ENDED JUNE 30,     ENDED JUNE 30,
                                                              ----------------   ----------------
                                                              2000(a)    1999     2000      1999
                                                              -------   ------   ------    ------
Share information reflects an adjustment on a pro forma
  basis for a common stock split in the form of a 50 percent common stock dividend paid July 28, 2000.
Numerator:
Net income (applicable to common stock).....................  $2,753    $2,476   $1,407    $1,277
                                                              ------    ------   ------    ------
Denominator:
Basic:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock..............................................   2,491     2,500    2,491     2,501
  Common stock in treasury..................................    (174)     (178)    (178)     (178)
                                                              ------    ------   ------    ------
Average outstanding shares -- basic.........................   2,317     2,322    2,313     2,323
                                                              ------    ------   ------    ------
Diluted:
Average outstanding shares used in the computation of per
  share earnings:
  Common stock..............................................   2,491     2,500    2,491     2,501
  Common stock in treasury..................................    (174)     (178)    (178)     (178)
Stock options and stock purchase plan (treasury stock
  method)...................................................      26        30       26        30
                                                              ------    ------   ------    ------
Average outstanding shares -- diluted.......................   2,343     2,352    2,339     2,353
                                                              ------    ------   ------    ------
Net income per share:
  Basic.....................................................  $ 1.19    $ 1.06   $ 0.61    $ 0.55
                                                              ------    ------   ------    ------
  Diluted...................................................  $ 1.17    $ 1.05   $ 0.60    $ 0.54
                                                              ------    ------   ------    ------

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(a) The number of common shares outstanding as of June 30, 2000 was 2,314.
    The number of common shares that would have been outstanding as of June 30, 2000 assuming the exercise or issuance of all potentially dilutive common shares was 2,340.